Exhibit C

Execution Version

OMH HOLDINGS, L.P.
c/o Apollo Global Management, LLC
9 West 57th Street
New York, NY 10019

June 25, 2018

Apollo Uniform GP, LLC	Apollo VIII Uniform Investor, L.P.
c/o Apollo Global Management, LLC	c/o Apollo Global Management, LLC
9 West 57th Street	9 West 57th Street
New York, New York 10019	New York, New York 10019
Attn: Matt Michelini, Partner	Attn: Matt Michelini, Partner
John Suydam, Chief Legal Officer	John Suydam, Chief Legal Officer

Uniform Co-Invest, L.P.	Uniform Investco LP
c/o Apollo Global Management, LLC	c/o Värde Partners, Inc.
9 West 57th Street	901 Marquette Avenue S., Suite 3300
New York, New York 10019	Minneapolis, MN 55402
Attn: Matt Michelini, Partner	Attn: Legal Department
John Suydam, Chief Legal Officer

Uniform Investco LP	Apollo Structured Credit Recovery Master Fund IV LP
c/o Värde Partners, Inc.	c/o Apollo Structured Credit Recovery Advisors IV LLC
510 Madison Avenue	One Manhattanville Road
12th Floor, Suite B	Purchase, NY 10577
New York, NY 10022	Attn: Matthew Michelini, Partner
Attn: Aneek Mamik	John Suydam, Chief Legal Officer

Ladies and Gentlemen:

As of the date hereof, each of the Apollo Fund VIII Partner, the Värde Partner, the Co-Invest Vehicle and SCRF (each, as defined below) is making an investment in OMH Holdings, L.P., a Delaware limited partnership (the “Partnership”). In connection with such investments, the General Partner (as defined below), the Limited Partners (as defined below) and the Partnership hereby agree as follows:

1.                                      Certain Definitions. The following definitions shall be for all purposes, unless otherwise clearly indicated to the contrary, applied to the terms used in this Agreement:

“Act” means the Delaware Revised Uniform Limited Partnership Act, 6 Del C. Section 17-101, et seq.

“Affiliate” means, with respect to any Person, any other Person that, directly or indirectly, through one or more intermediaries, Controls, is Controlled by or is under common Control with, such Person; provided, further, that (i) each Partner and its Affiliates will be deemed not to be Affiliates of the Partnership or any of its Subsidiaries and (ii) each Partner and its Affiliates will be deemed not to be an Affiliate of any other Partner or its Affiliates unless there is a basis for such affiliation independent of such Partners’ respective ownership or Control of the Partnership.

“Agreement” means this letter agreement.

“Apollo Client” means (a) an investment fund, partnership (including the Partnership and any parallel fund), limited liability company, corporation or similar investment vehicle, (b) a client or the assets or investments for the account of any client, or (c) a separate account for which, in each case, the General Partner, or one or more of its Affiliates acts as general partner, manager, managing member, investment adviser, sponsor or in a similar capacity.

“Apollo Director” has the meaning set forth in Paragraph 3(b)(i).

“Apollo Fund” means, collectively, Apollo Investment Fund VIII, L.P., Apollo Overseas Partners (Delaware 892) VIII, L.P., Apollo Overseas Partners (Delaware) VIII, L.P. and Apollo Overseas Partners VIII, L.P.

“Apollo Fund VIII Partner” means Apollo VIII Uniform Investor, L.P., a Cayman Islands exempted limited partnership.

“Apollo Observer” has the meaning set forth in Paragraph 3(b)(ii).

“Board” means the board of directors of OMH.

“Business Day” means a day other than a Saturday, Sunday or other day on which banks in the State of New York are required or authorized to close.

“Call Amount” means the aggregate amount called in any Call Notice.

“Call Notice” means a written call notice delivered by the General Partner to the Limited Partners at least 10 Business Days before the required contribution date.

“Capital Account” means the “Capital Account” maintained for a Partner pursuant to the Organizational Documents of the Partnership.

“Capital Contribution” means, with respect to each Partner, any contribution to the Partnership in cash or other property (at such other property’s Gross Asset Value) by such Partner whenever made.

“Co-Invest Vehicle” means Uniform Co-Invest, L.P., a Cayman Islands exempted limited partnership.

“Code” means the Internal Revenue Code of 1986.

“Control” (including the terms “Controlling” and “Controlled”), with respect to the relationship between two or more Persons, means the possession by one Person, directly or indirectly, of the power to direct or cause the direction of the affairs or management of the other Person, whether through the ownership of Voting Stock, as trustee or executor, by contract or otherwise.

“Depreciation” means, for each Taxable Period, an amount equal to the depreciation, amortization or other cost recovery deduction allowable for United States federal income tax purposes with respect to an asset for such Taxable Period, except that (a) with respect to any such asset, the Gross Asset Value of which differs from its adjusted basis for United States federal income tax purposes and which difference is being eliminated by use of the “remedial method” pursuant to Regulations Section 1.704- 3(d), Depreciation for such period shall be the amount of Gross Asset Value recovered under the rules prescribed by Regulations Section 1.704-3(d)(2), and (b) with respect to any other such asset, the Gross Asset Value of which differs from its adjusted tax basis at the beginning of such Taxable Period, Depreciation shall be an amount that bears the same ratio to such beginning Gross Asset Value as the United States federal income tax depreciation, amortization or other cost recovery deduction for such year or other period bears to such beginning adjusted tax basis; provided, however, that if the United States federal income tax depreciation, amortization or other cost recovery deduction for such year or other period is zero, Depreciation shall be determined with reference to such beginning Gross Asset Value using any reasonable method selected by the General Partner.

“Director” has the meaning set forth in Paragraph 3(b).

“Director Nominee” has the meaning set forth in Paragraph 3(b).

“Economic Interest” means a Person’s right to share in the profits, losses or similar items of, and to receive distributions from, the Partnership, but does not include any other rights of a Partner, including the right to vote, consent or otherwise participate in the management of the Partnership or, except as specifically provided in this Agreement or required under the Act, any right to information concerning the business and affairs of the Partnership.

“Equity Securities” has the meaning ascribed to such term in Rule 405 promulgated under the Securities Act as in effect on the date hereof, and in any event includes any common stock, partnership interest, limited liability company interest or other interest or Security having the attendant right to share in the income or losses of the Partnership, receive distributions from the Partnership or vote for directors or similar representatives.

“Excess Requested Preemptive Rights Portion” has the meaning set forth in Paragraph 2(d).

“Exchange Act” means the Securities Exchange Act of 1934.

“Excluded Securities” means Equity Securities of the Partnership that are (a) outstanding on the date hereof, (b) issued or issuable to a third party that is not an Affiliate of the Partnership or any of the Partners in consideration of the acquisition by the Partnership of additional OMH Securities held by such third party, (c) issued or issuable in connection with any (i) reorganization or recapitalization (including by way of merger, consolidation or otherwise) in each case, in which such Equity Securities are issued for or in respect of previously outstanding Partnership Interests and the Percentage Interests of holders of such Partnership Interests issued upon completion of the transaction and such Partnership Interests’ designations, preferences, rights, powers and duties is the same as the Percentage Interests, designations, preferences, rights, powers and duties of such holders of previously outstanding Partnership Interests prior to the completion of the transaction or (ii) pro rata split of Units or Partnership Interests, any pro rata dividend or distribution of Units or Partnership Interests or any similar event with respect to the Partnership’s Equity Securities and (d) issued or issuable to existing or prospective employees, officers, directors, contractors, advisors or consultants of OMH in the form of incentive equity awards up to an aggregate percentage of the fully-diluted equity of the Partnership otherwise agreed by the Partners.

“Fair Market Value” means, with respect to any property or assets (other than cash) (including any Units and any other Equity Securities of the Partnership) or transaction, the price at which such property or asset is likely to be sold (or transaction is likely to be consummated) in an arm’s-length transaction (or on arm’s-length terms), as determined by the General Partner in good faith, unless otherwise expressly specified in this Agreement.

“First Offer Notice” has the meaning set forth in Section 5(b).

“First Offer Notice Deadline” has the meaning set forth in Section 5(b).

“First Offer Shares” has the meaning set forth in Section 5(a).

“Funding Date” means the required contribution date with respect to any Call Amount pursuant to any Call Notice.

“General Partner” means Apollo Uniform GP LLC, a Delaware limited liability company, in its capacity as the general partner of the Partnership.

“Governmental Authority” means any federal, state, municipal, national or other government, governmental department, commission, board, bureau, court, agency or instrumentality or political subdivision thereof or any entity or officer exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to any government or any court, in each case, whether associated with a state of the United States of America, the United States of America or a foreign entity or government.

“Gross Asset Value” means, with respect to any asset of the Partnership, the asset’s adjusted basis for United States federal income tax purposes, except as follows:

(a)                                 the initial Gross Asset Value of any asset contributed by a Partner to the Partnership is its gross fair market value (as determined by the General Partner in good faith);

(b)                                 the Gross Asset Values of all Partnership assets will be adjusted to equal their respective gross fair market values (as determined by the General Partner in good faith) as of the following times:

(i)                                the acquisition of additional Partnership Interests by a new or existing Partner in exchange for more than a de minimis Capital Contribution to the Partnership;

(ii)                             the distribution by the Partnership to a Partner of more than a de minim is amount of Partnership assets as consideration for Partnership Interests;

(iii)                          the liquidation or dissolution of the Partnership within the meaning of Regulations Section 1.704-1 (b)(2)(ii)(g); and

(iv)                         the grant of Partnership Interests (other than a de minimis amount of Partnership Interests) as consideration for the provision of services to, or for the benefit of, the Partnership; provided, however, that an adjustment described in clause (i), (ii) or (iv) of this paragraph (b) will be made only if the General Partner reasonably determines that such adjustment is necessary or appropriate to reflect the relative Economic Interests of the Partners in the Partnership;

(c)                                  the Gross Asset Value of any Partnership asset distributed to any Partner is the gross fair market value of such asset on the date of distribution (as determined by the General Partner in good faith); and

(d)                                 the Gross Asset Values of all Partnership assets will be increased (or decreased) to reflect any adjustments to the adjusted basis of such assets pursuant to Code Section 734(b) or Code Section 743(b), but only to the extent that such adjustments are required to be taken into account in determining Capital Accounts pursuant to Regulation Section 1.704-1 (b)(2)(iv)(m) and paragraph (f) of the definition of “Profits” or “Losses” or Section 4.6(c)(i)(D) of the limited partnership agreement of the Partnership dealing with certain additional adjustments; provided, however, that Gross Asset Values will not be adjusted pursuant to this paragraph (d) to the extent that an adjustment pursuant to paragraph (b) above is made in connection with a transaction that would otherwise result in an adjustment pursuant to this paragraph (d).

If the Gross Asset Value of an asset has been determined or adjusted pursuant to paragraph (a), (b) or (d) of the definition of “Gross Asset Value”, such Gross Asset Value of the asset held by the Partnership will thereafter be adjusted by the Depreciation taken into account with respect to such asset.

“Indebtedness” means, with respect to any Person, (a) all indebtedness in respect of money borrowed, whether secured or unsecured, and any other obligations evidenced by notes, bonds, debentures or other similar instruments, (b) all obligations for the deferred purchase price of real, personal, tangible or intangible property or services (including any “earn-out” or similar payments) and all conditional sale obligations (including obligations under any title retention agreement), (c) obligations under any letter of credit, banker’s acceptance or similar credit transaction, (d) all obligations of such Person under interest rate, currency swaps or similar hedging transactions (valued at the termination value thereof) and (e) any guaranties by such Person of any of the foregoing incurred by any other Person.

“Laws” means all federal, state and local statutes (including the Act), laws (including common law), rules, regulations, codes, orders, ordinances, licenses, writs, injunctions, judgments, awards (including awards of any arbitrator) and decrees and other legally enforceable requirements enacted, adopted, issued or promulgated by any Governmental Authority.

“Limited Partner” means each of the limited partners of the Partnership from time to time (including, for so long as each of them owns limited partner interests in the Partnership, the Apollo Fund VIII Partner, the Co-Invest Vehicle, SCRF and the Värde Partner).

“Limited Partner Interest” means the ownership interest of a Limited Partner in the Partnership, which may be evidenced by Units or other Partnership Interests or a combination thereof, and includes any and all benefits to which such Limited Partner is entitled as provided in this Agreement, together with all obligations of such Limited Partner to comply with the terms and provisions of this Agreement.

“Lockup Exceptions” means several exceptions to the Lockup Restriction based on multiples of initial invested capital agreed separately by the Partners.

“Lockup Restriction” has the meaning set forth in Paragraph 4(a).

“New Securities” means, with respect to any Person, any Equity Securities of such Person or Securities relating to or in respect of Indebtedness of such Person, in each case, other than Excluded Securities.

“New Subsidiary Securities” has the meaning set forth in Paragraph 2(a).

“Observer” has the meaning set forth in Paragraph 3(b).

“OMH” means OneMain Holdings, Inc., a Delaware corporation, and its successors and assigns.

“OMH Securities” means Securities issued by OMH or any of its Subsidiaries.

“OMH Share Request” means the delivery of written notice by the Värde Partner to the Partnership requesting the distribution to the Värde Partner of up to a number of OMH Shares equal to the product of (a) the number of OMH Shares owned by the Partnership and (b) the Percentage Interest of the Värde Partner (based on the number of Units or other Partnership Securities designed to track the OMH Shares held by the Värde Partner) at such time.

“OMH Shares” means shares of common stock of OMH or any other class or classes of common equity or other Securities of OMH into which such shares have been converted, exchanged or reclassified.

“OMH Stockholders Agreement” means that certain Amended and Restated Stockholders Agreement by and among OMH and the Partnership, dated as of the date hereof.

“Organizational Documents” means, with respect to any Person (other than a natural Person), the certificate of limited partnership, limited partnership agreement, certificate of formation, limited liability company operating agreement, certificate or articles of incorporation, bylaws or similar organization or governing document of such Person, as applicable.

“Participating Holder” has the meaning set forth in Paragraph 6(h)(i).

“Partners” means the General Partner and the Limited Partners.

“Partnership” has the meaning given such term in the first paragraph of this Agreement.

“Partnership Interest” means any class or series of Equity Securities in the Partnership, which shall include any Limited Partner Interests.

“Partnership Securities” means Securities issued by the Partnership.

“Percentage Interest” means, with respect to any holder of any class or series of Partnership Securities as of any date of determination, the quotient, expressed as a percentage, obtained by dividing (a) the number of such class or series of Partnership Securities held by such holder, by (b) the total number of all outstanding Partnership Securities in such class or series as of such date of determination, which percentage shall be adjusted from time to time to equitably reflect any non-pro-rata distribution to such class or series of Partnership Securities.

“Permitted OMH Share Transfer” means, in the case of any current or prospective direct or indirect member, stockholder, partner or other equity holder (as applicable) of a Limited Partner, any Transfer of Equity Securities in any such member, stockholder, partner or other direct or indirect equity holder of such Limited Partner, as the case may be, to any Person; provided, however, that any such Transfer shall not be a Permitted OMH Share Transfer if giving effect to any such Transfer would result in the Limited Partner ceasing to be Controlled by an Affiliate of the Apollo Fund or the Värde Fund, as applicable; provided, further, that a Transfer by the Apollo Fund VIII Partner or the Co-Invest Vehicle, on the one hand, or the Värde Partner, on the other hand, to a direct or indirect portfolio company of the Apollo Fund VIII Partner (or any of its

Affiliates) or the Värde Partner (or any of its Affiliates), respectively, shall not be a Permitted OMH Share Transfer.

“Person” means an individual or a corporation, partnership, limited liability company, trust, estate, unincorporated organization, association, “group” (as such term is defined in Section 13(d) of the Exchange Act) or other entity.

“Preemptive Portion” has the meaning set forth in Paragraph 2(b).

“Preemptive Right Election” has the meaning set forth in Paragraph 2(d).

“Preemptive Right Excess Election” has the meaning set forth in Paragraph 2(d).

“Preemptive Rights” has the meaning set forth in Paragraph 2(b).

“Preemptive Rights Offer Acceptance Notice” has the meaning set forth in Paragraph 2(d).

“Preemptive Rights Offer Notice” has the meaning set forth in Paragraph 2(c).

“Preemptive Rights Offer Period” has the meaning set forth in Paragraph 2(c).

“Related Claims” has the meaning set forth in Paragraph 9.

“ROFO Holder” has the meaning set forth in Paragraph 5(a).

“Sale Price” has the meaning set forth in Paragraph 5(a).

“SCRF” means Apollo Structured Credit Recovery Master Fund IV LP, a Cayman Islands exempted limited partnership.

“Securities” means securities and any kind of other financial instruments of U.S. and non-U.S. entities, now existing or hereafter created, including (a) share capital (i.e., capital stock), (b) shares of beneficial interest, (c) partnership interests and similar financial instruments, (d) interests in real estate (including real estate investment trusts) and real estate-related assets, (e) interests in aircraft or aircraft-related assets, (f) bonds, notes, loans, bills, debentures (whether subordinated, convertible or otherwise), (g) currencies, (h) interest rate, currency, commodity, equity and other derivative products, including: (i) futures contracts (and options thereon) relating to stock indices, currencies, U.S. government securities and securities of non-U.S. governments, other financial instruments and all other commodities, (ii) swaps, options, warrants, caps, collars, floors and forward rate agreements, (iii) spot and forward currency transactions, and (iv) agreements relating to or securing such transactions, (i) equipment lease certificates, (j) equipment trust certificates, (k) loans, accounts and notes receivable and payable held by trade or other creditors, (l) trade acceptances, (m) contract and other claims, (n) executory contracts, (o) participations, (p) mutual funds, (q) money market funds, (r) obligations of the U.S. or any state thereof, non-U.S. governments and instrumentalities of any of them, (s) commercial paper, (t) certificates of deposit, (u) banker’s acceptances, (v) trust receipts, and (w) other obligations and instruments or evidences of indebtedness of whatever kind or nature, in each case, of any Person whatsoever, whether or not publicly traded, readily marketable or liquid.

“Securities Act” means the Securities Act of 1933.

“Seller’s Notice” has the meaning set forth in Paragraph 5(a).

“Subsidiary” means, with respect to any Person at any date, any other Person of which the first Person, directly or indirectly, owns Equity Securities that (a) represent more than 50% of the total number of outstanding common or other residual Equity Securities (however denominated) of such Person, (b) represent more than 50% of the total voting power of all outstanding Equity Securities of such Person that are entitled to vote in the election of directors, managers or other Persons performing similar functions for and on behalf of such Person, (c) are entitled to more than 50% of the dividends paid and other distributions made by such Person prior to liquidation or (d) are entitled to more than 50% of the assets of such Person or proceeds from the sale thereof upon liquidation.

“Tag-Along Notice” has the meaning set forth in Paragraph 6(a).

“Tag-Along Notice Period” has the meaning set forth in Paragraph 6(c).

“Tag-Along Response Notice” has the meaning set forth in Paragraph 6(c).

“Tag-Along Right” has the meaning set forth in Paragraph 6(c).

“Tag-Along Sale” has the meaning set forth in Paragraph 6(a).

“Tagging Holder” has the meaning set forth in Paragraph 6(a).

“Taxable Period” means (a) the period commencing on the date hereof and ending on December 31, 2018 (or such other date as required by Section 706(b) of the Code), (b) any subsequent period commencing on January 1, and ending on the following December 31 (or such other dates as required by Section 706(b) of the Code), or (c) any portion of the period described in clause (b) for which the Partnership is required to allocate Profit, Loss or items of Partnership income, gain, loss or deduction pursuant to Section 4.6.

“Transfer” (including the terms “Transferred” and “Transferring”) means any direct or indirect transfer, sale, assignment, exchange, gift, conveyance or other disposition, and any direct (but, for the avoidance of doubt, excluding any indirect) pledge or grant of a security interest, in each case, whether voluntary, by operation of law or otherwise of all or any portion of a Partner’s Partnership Interest (including through a direct or indirect transfer, sale, assignment, exchange, gift, conveyance or other disposition of, but excluding any indirect pledge of or grant of a security interest in, the beneficial ownership of the Equity Securities of or the Control of any Person that directly or indirectly owns or Controls a Partner’s Partnership Interest); provided, that in no event shall any event occurring with respect to any partner of, or interest in, an Apollo Fund or Värde Fund or any other private equity fund (or series of affiliated funds) that controls any Partner constitute a “Transfer”.

“Unit” means a Partnership Interest representing a fractional part of the Partnership Interests of all Limited Partners designated as a “Unit” and which reflect an indirect economic interest in OMH Shares; provided, that, if, at any time, Limited Partner Interests include any type or class of Equity Securities other than Units, then all references to “Units” in Paragraphs 4, 5, 6 and 7 shall be deemed to include such Limited Partner Interests.

“Valuation Firm” means a nationally recognized independent investment banking or valuation firm with expertise in the credit sector.

“Värde Director” has the meaning set forth in Paragraph 3(b)(i).

“Värde Fund” means, collectively, The Värde Fund VI-A, L.P., Värde Investment Partners, L.P., Värde Investment Partners (Offshore) Master, L.P., The Värde Skyway Master Fund, L.P. and The Värde Fund XII (Master), L.P.

“Värde Observer” has the meaning set forth in Paragraph 3(b)(ii).

“Värde Partner” means Uniform Investco LP, a Delaware limited partnership.

“Voting Stock” of a Person means all classes of all shares, interests (including partnership interests), rights to purchase, warrants, options, participations or other equivalents of or interests in (however designated) equity of such Person, including any preferred stock (but excluding any Securities relating to Indebtedness) convertible into such equity of such Person, then outstanding and normally entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers or trustees thereof.

2.                                      Preemptive Rights to New Subsidiary Securities.

a.                                      If, following the date hereof, OMH or any of its Subsidiaries proposes to issue any New Securities to (i) the Partnership, (ii) the Apollo Fund VIII Partner or (iii) SCRF, (such New Securities, the “New Subsidiary Securities”), then each Limited Partner (or, in the case of the preceding clause (ii) or (iii), each Limited Partner other than the Apollo Fund VIII Partner or SCRF, as applicable) shall have Preemptive Rights to purchase its respective Preemptive Portion of such New Subsidiary Securities pursuant to the procedures set forth in Paragraphs 2(b) through 2(h) (for the avoidance of doubt, in the case of proposed issuances to the Partnership pursuant to clause (i) of this Paragraph 2(a), on a look-through basis).

b.             If, following the date hereof, the issuing Person proposes to issue and sell any New Subsidiary Securities, then each Limited Partner (or in the case of clause (ii) or (iii) of Paragraph 2(a), each Limited Partner other than the Apollo Fund VIII Partner or SCRF, as applicable) shall have the right to purchase (hereinafter referred to as the “Preemptive Rights”), on the same terms and at the same purchase price set forth in the Preemptive Rights Offer Notice, up to the number of New Subsidiary Securities (such number, a Limited Partner’s “Preemptive Portion”) equal to the product of (i) the Percentage Interests with respect to Units and any other Partnership Securities designed to track OMH Shares of such Limited Partner as of the closing date of the sale or issuance (without giving effect to the issuance) and (ii) the number of such New Subsidiary Securities to be issued and sold. The foregoing requirement that Preemptive Rights are exercisable at the same purchase price is subject to adjustment, if applicable, associated with the timing of any such exercise. For the avoidance of doubt, an example scenario where the immediately preceding sentence may be applicable and timing may result in different purchase prices is where the Apollo Fund VIII Partner acquires Securities relating to the Indebtedness of OMH or any Subsidiary of OMH and receives an interest payment in respect thereof prior to the date on which another Limited Partner receives its Preemptive Portion of such Securities.

c.             In connection with the Preemptive Rights, the Partnership shall deliver to each Limited Partner a written notice (the “Preemptive Rights Offer Notice”) of the proposed issuance (which notice shall state the number or amount of the New Subsidiary Securities proposed to be issued, purchase price, and any other material terms or conditions of such New Subsidiary Securities and of their issuance at least 15 Business Days prior to the date of the proposed issuance (the period beginning on the date that the Preemptive Rights Offer Notice is delivered to the Limited Partners and ending on the date that is 15 Business Days following such date, the “Preemptive Rights Offer Period”).

d.             Each Limited Partner may elect, at any time during the Preemptive Rights Offer Period, by delivering a written notice to the Partnership, to purchase such number (or amount, as applicable) of New Subsidiary Securities that corresponds to such Limited Partner’s Preemptive Portion with respect to the New Subsidiary Securities and the procedures set forth herein (each notice of such election, a “Preemptive Rights Offer Acceptance Notice”), it being understood that such Limited Partner may initially specify an amount of New Subsidiary Securities less than, equal to or greater than its Preemptive Portion, with the amount of New Subsidiary Securities to actually be acquired by each Limited Partner to be determined in accordance with this Paragraph 2. If such Limited Partner specifies a number (or amount, as applicable) of New Subsidiary Securities less than or equal to its Preemptive Portion with respect to such New Subsidiary Securities (a “Preemptive Right Election”), then the Partnership shall cause the Issuing Person to issue to such Limited Partner such number (or amount, as applicable) of such New Subsidiary Securities that gives effect to such election in full. If such Limited Partner specifies a number (or amount, as applicable) of New Subsidiary Securities greater than its Preemptive Portion with respect to such New Subsidiary Securities, then the Partnership shall cause the issuing Person to issue to such Limited Partner such number (or amount, as applicable) of such New Subsidiary Securities equal to such Limited

Partner’s Preemptive Portion with respect to such New Subsidiary Securities, with such excess requested amount to be allocated in accordance with Paragraph 2(e) (the “Preemptive Right Excess Election” and, the number (or amount, as applicable) of New Subsidiary Securities in excess of such Limited Partner’s Preemptive Portion with respect to such New Subsidiary Securities, the “Excess Requested Preemptive Rights Portion”).

e.             If Preemptive Rights Offer Acceptance Notices are given by the Limited Partners for an amount of New Subsidiary Securities that, in the aggregate, is equal to or less than the New Subsidiary Securities proposed to be issued in such issuance, then the Partnership shall cause the issuing Person to issue to the Limited Partners a number (or amount, if applicable) of New Subsidiary Securities, as the case may be, that gives effect in full to each exercise of Preemptive Rights reflected in such notices (including, for the avoidance of doubt, any Excess Requested Preemptive Rights Portions). If, however, the Preemptive Rights Offer Acceptance Notices are given by the Limited Partners for an amount of New Subsidiary Securities that, in the aggregate, is greater than the number (or amount, as applicable) of New Subsidiary Securities proposed to be issued in such issuance, then the Partnership shall cause the issuing Person to issue such number (or amount, as applicable) of such New Subsidiary Securities, as the case may be, that gives effect to each Preemptive Right Election and each Preemptive Right Excess Election; provided, that the Excess Requested Preemptive Rights Portions proposed to be purchased by each applicable Limited Partner that made a Preemptive Right Excess Election shall be reduced pro rata, based on their respective Excess Requested Preemptive Rights Portions until the aggregate amount of New Subsidiary Securities to be purchased by the Limited Partners in the aggregate does not exceed the number proposed to be issued. Any New Subsidiary Securities that are not so purchased by Limited Partners in accordance with the foregoing within 10 Business Days after the expiration of the Preemptive Rights Offer Period may be (i) agreed to be sold to any Person (including Affiliates of the General Partner, other Apollo Clients and other Persons) pursuant to definitive written documentation within sixty (60) days and (ii) sold to any such Person within one hundred twenty (120) days (it being understood that such one hundred twenty (120) day period shall be extended automatically if any approvals or consents of any Governmental Authority are required to consummate the transaction and such approvals or consents are not received within such initial one hundred twenty (120) day period, for as long as such approvals or consents remain outstanding and the parties are continuing to exercise commercially reasonable efforts to obtain them), as determined by the General Partner; provided such New Subsidiary Securities shall not be sold at a lower purchase price or upon more beneficial terms or conditions than those specified in the Preemptive Rights Offer Notice. Upon the determination of the amount of New Subsidiary Securities to be acquired by the Limited Partners in accordance with this Paragraph 2, the General Partner shall provide each such Limited Partner with a Call Notice in accordance with the applicable provisions of the organizational documents of the Partnership setting forth the Call Amount and the Funding Date and such other material information that the General Partner deems necessary or advisable to provide in connection therewith.

f.            If any Limited Partner does not elect to exercise its Preemptive Rights with respect to its Preemptive Portion (or elects to exercise its Preemptive Rights with respect to less than all of its Preemptive Portion) within the Preemptive Rights Offer Period, then such Limited Partner shall, to the fullest extent permitted by law, be deemed to have irrevocably waived any and all rights under this Paragraph 2 (other than in respect of the portion of its Preemptive Portion which such Limited Partner may have elected to require the Partnership to purchase) with respect to such issuance of New Subsidiary Securities.

g.           If any Limited Partner entitled to Preemptive Rights elects, in accordance with Paragraph 2(d), to purchase any New Subsidiary Securities, then, subject to Paragraph 2(i), the closing of such purchase shall be consummated concurrently with the issuance and sale of New Subsidiary Securities to any other investors in the offering and sale described in the applicable Preemptive Rights Offer Notice; provided, that, in no event shall a Limited Partner’s commitment to purchase such New Subsidiary Securities remain irrevocable for a period in excess of the 90 day period immediately following the date of the Preemptive Rights Offer Notice, and upon the 90th day of such period, such Limited Partner’s obligation to purchase such New Subsidiary Securities shall expire and have no further force or effect.

h.           Notwithstanding anything in this Paragraph 2 to the contrary, the issuing Person may, at its option, determine not to proceed with the issuance and sale contemplated by the Preemptive Rights Offer Notice; in which case (i) the Partnership shall provide written notice of such election to the Limited Partners and (ii) any subsequent proposed issuance of New Subsidiary Securities shall once again be subject to the terms of this Paragraph 2. For the avoidance of doubt, no Limited Partner will be required to take up and pay for any New Subsidiary Securities pursuant to its Preemptive Right unless all New Subsidiary Securities (other than those to be taken up by such Limited Partner) are sold.

i.            At the reasonable election of the Partnership, any issuance of New Subsidiary Securities otherwise subject to the Preemptive Rights described in this Paragraph 2 may be consummated without first following the procedures set forth in Paragraph 2(b) through 2(h) if the Partnership gives effect to such Preemptive Rights as promptly as practicable after the consummation of such issuance and each Limited Partner is then given the opportunity to participate in such issuance in accordance with the procedures set forth in Paragraph 2(b) through 2(h) to the same extent such Limited Partner would have been first able to participate pursuant to the procedures set forth in Paragraph 2(b) through 2(h); provided, however, that, in the case that the Apollo Fund VIII Partner is being issued New Subsidiary Securities, to the extent required by the Organizational Documents of the Apollo Fund, each Limited Partner exercising a Preemptive Right pursuant to this Paragraph 2(i) may be required to contribute, if applicable, an additional amount, as cost of carry, on the Capital Contributions that such Limited Partner is otherwise required to make (if any) in connection with its participation in any issuance or purchase contemplated by this Paragraph 2(i), at a rate equal to 8% per annum with respect to the period commencing upon the date on which the Apollo Fund VIII Partner provided funding in respect of the issuance of New Subsidiary Securities to it, through the date on which such Limited Partner provides funding in respect of the issuance of New Subsidiary Securities to it.

j.            In the event that one or more, but not all, Limited Partners exercise their Preemptive Rights in connection with issuances of New Subsidiary Securities to the Partnership pursuant to Paragraph 2(a), to the fullest extent permitted by applicable Law, the General Partner shall (without prior notice to or consent from the Limited Partners) equitably adjust, if applicable, the outstanding Partnership Interests into classes or series, which may, subject to certain limitations on such adjustments described in the Organizational Documents for the Partnership, differ from the Units in terms of, among other things, different rights or privileges with respect to investments, denomination of currencies, informational rights, withdrawal rights or other rights, including voting, consents, approvals or decisions in order to give effect to the terms of this Paragraph 2.

3.             OMH Board of Directors.

a.             The Partners acknowledge and agree that, notwithstanding anything to the contrary contained in this Agreement, (i) OMH shall be governed by the Board and (ii) the Partners shall take (as applicable), and shall cause the Partnership to take, all actions necessary or appropriate (including voting all of the Voting Stock of OMH held by any such Partner and causing the Partnership to vote all of the Voting Stock of OMH held by the Partnership, as applicable) to cause the Board (A) to consist of 10 or fewer members, (B) to cause each member of the Board to have the right to exercise one vote on each matter submitted to the Board for a vote and (C) to include the Värde Director and the Apollo Directors, as applicable, each of whom shall be nominated and elected on the terms and subject to the conditions set forth in this Paragraph 3.

b.             The Partners acknowledge that the Partnership has certain rights under the OMH Stockholders Agreement (i) to cause OMH to nominate Persons designated by the Partnership for election to the Board and use reasonable best efforts to cause the election of each such Person (each such nominee, a “Director Nominee,” and each Director Nominee that is elected to the Board, a “Director”), (ii) to cause OMH to appoint a number of Directors to serve on any committee of the Board in the same proportion that the Directors have to the total number of directors serving on the Board and (iii) to appoint non-voting representatives (each, an “Observer”) to attend all meetings of the Board.

i.              As long as the Partnership has the right under the OMH Stockholders Agreement to designate one or more Director Nominees, if the Värde Partner and transferees of its Partnership Interests permitted pursuant to the Organizational Documents of the Partnership own, in the aggregate, directly or indirectly through the Partnership, at least 5% of the Voting Stock of OMH, the General Partner shall take, and shall cause the Partnership to take, all actions reasonably necessary (A) to cause OMH to nominate one Person designated by the Värde Partner as a Director Nominee (any such Person that is elected as a Director, the “Värde Director”), (B) to cause the Board to appoint the Värde Director to serve on all committees of the Board (provided, that the Värde Director satisfies the requirements of applicable Law required to serve on each such committee) and (C) to ensure that, consistent with the other members of the Board (as described in Section 5.4(a)(ii)(B)), the Värde Director has the right to exercise one vote on each matter submitted to the Board for a vote. The General Partner shall nominate the balance of the Director Nominees that the Partnership has the right to nominate (any such Person that is nominated by the General Partner and elected as a Director, an “Apollo Director”). If, at any time, the Värde Partner and transferees of its Partnership Interests permitted pursuant to the Organizational Documents of the Partnership, in the aggregate, cease to own, directly or indirectly through the Partnership, at least 5% of the Voting Stock of OMH the General Partner shall take, and shall cause the Partnership to take, all actions reasonably necessary to remove the Värde Director from the Board promptly and, if applicable, to replace such Värde Director with an Apollo Director.

ii.             As long as the Partnership has the right under the OMH Stockholders Agreement to designate one or more Observers, if the Värde Partner and transferees of its Partnership Interests permitted pursuant to the Organizational Documents of the Partnership own, in the aggregate, directly or indirectly through the Partnership, any of the Voting Stock of OMH, the General Partner shall take, and shall cause the Partnership to take, all actions reasonably necessary (A) to appoint one Person designated by Värde as an Observer (the “Värde Observer”) and (B) to ensure that, subject to the execution by the Värde Observer of the confidentiality agreement contemplated in Section 3.03 of the OMH Stockholders Agreement, the Värde Observer be granted rights, consistent with the other Observers, to attend all meetings of the Board and receive all notices, consents, resolutions, minutes or other written materials provided to the Directors. The General Partner shall appoint the balance of the Observers that the Partnership has the right to appoint (any such Person that is appointed by the General Partner, an “Apollo Observer”). If, at any time, the Värde Partner and its Permitted Transferees, in the aggregate, cease to own, directly or indirectly through the Partnership, any of the Voting Stock of OMH, the General Partner shall take, and shall cause the Partnership to take, all actions reasonably necessary to remove the Värde Observer and, if applicable, to replace such Värde Observer with an Apollo Observer.

c.             If, at any time, any Director ceases to serve on the Board (whether due to resignation, removal in accordance with the Organizational Documents of OMH or otherwise), the Partner responsible for the nomination of such Director pursuant to Paragraph 3(b)(i) shall have the exclusive right to designate a replacement Director Nominee by written notice to the Partnership, and the Partners shall cause the Partnership to take such actions as are reasonably necessary to cause OMH to nominate and to cause to be elected such replacement Director to serve on the Board. As applicable, each

Partner shall direct and cause each Director designated for nomination by such Limited Partner not to take or approve any action of the Board that would fill any vacancy on the Board other than in accordance with this Paragraph 3(c).

d.             The General Partner shall take, and shall cause the Partnership to take, such actions as are reasonably necessary to cause the Värde Director and the Värde Observer to be entitled to indemnification, exculpation, advancement of expenses, reasonable expenses of counsel in the event of any action for which legal advice is appropriate and customary expense reimbursement to the same extent and on the same terms as the Apollo Directors and the Apollo Observers, respectively.

e.             Each Partner hereby covenants and agrees that it shall not take any action (and shall cause its respective Affiliates not to take any action) that would result in the designation, election, removal or replacement of any Directors other than in accordance with this Paragraph 3(e).

4.             Lock-Up and Lock-Up Exceptions.

a.             No Limited Partner shall Transfer any OMH Shares owned by such Limited Partner on a direct basis, except for (i) Permitted OMH Share Transfers, (ii) Transfers made pursuant to and in compliance with Paragraph 5 and Paragraph 6 or (iii) Transfers approved by the General Partner in writing in advance of such Transfer (it being agreed that the General Partner shall have no duty or obligation whatsoever to approve any such Transfer) (such restrictions on Transfer, the “Lockup Restriction”).

b.             Notwithstanding anything to the contrary in Paragraph 4(a), the Lockup Restriction shall not apply to any Transfer of OMH Shares during the pendency of any Lockup Exception or at any time following the Partnership’s loss of the ability to nominate a majority of the Board pursuant to the OMH Stockholders Agreement, in either of which cases, (i) the Värde Partner or any of its Permitted OMH Share Transferees may deliver an OMH Share Request, (ii) the General Partner shall, upon receipt of any such OMH Share Request, cause the Partnership to distribute the corresponding number of OMH Shares to the Värde Partner or any of its Permitted OMH Share Transferees in connection therewith and (iii) the Värde Partner or any of its Permitted OMH Share Transferees may Transfer such OMH Shares directly.

5.             Right of First Offer.

a.             If (i) the Apollo Fund VIII Partner proposes to Transfer any OMH Shares or (ii) the Värde Partner proposes to Transfer any OMH Shares (including any such OMH Shares distributed to it pursuant to Paragraph 4(b)), the Transferring Partner shall be required to give written notice (the “Seller’s Notice”) to the Apollo Fund VIII Partner (in the case of the Värde Partner) or to the Värde Partner (in the case of the Apollo Fund VIII Partner) (such recipient Partner, the “ROFO Holder”), stating that the Transferring Partner intends to make such proposed Transfer, identifying the material terms and conditions of such Transfer, the number of OMH Shares proposed to be sold or acquired (the “First Offer Shares”) and the proposed per share purchase price (the “Sale Price”).

b.             Each ROFO Holder shall have the irrevocable right and option to purchase all but not less than all of the First Offer Shares on terms no less favorable to the Transferring Partner than those set forth in the Seller’s Notice within 20 Business Days following delivery of the Seller’s Notice (the “First Offer Notice Deadline”). Prior to the First Offer Notice Deadline, the ROFO Holder shall have the right to deliver a written notice (“First Offer Notice”) to the Transferring Partner stating whether it elects to exercise its option under this Paragraph 5, and such notice shall constitute an irrevocable commitment to purchase the First Offer Shares on the terms set forth in the Seller’s Notice.

c.             If the ROFO Holder does not elect to purchase all of the First Offer Shares prior to the expiration of the First Offer Notice Deadline or notify the Transferring Partner that it does not wish to purchase all of the First Offer Shares pursuant to Paragraph 5(b), then, subject to this Paragraph 5 and the Tag-Along Rights set forth in Paragraph 6, the Transferring Partner shall be free, for a period of 120 calendar days from the date of the expiration of the First Offer Notice Deadline, to Transfer all such First Offer Shares to the Proposed Transferee (i) at a price per OMH Share equal to or greater than the Sale Price and upon terms no more favorable to the Proposed Transferee than those specified in the Seller’s Notice and (ii) subject to the terms and restrictions of this Agreement, including as set forth in this Paragraph 5. Any proposed Transfer of such First Offer Shares by the Transferring Partner after the end of such 120-day period or any change in the terms of the proposed Transfer as set forth in the Seller’s Notice that are more favorable to the Proposed Transferee shall require a new Seller’s Notice to be delivered to the ROFO Holder and shall give rise anew to the rights provided in the preceding paragraphs in this Paragraph 5.

d.             If a ROFO Holder elects to purchase all of the First Offer Shares set forth in the Seller’s Notice, such ROFO Holder shall have the right to purchase all, but not less than all, of the First Offer Shares for cash consideration whether or not part or all of the consideration specified in the Seller’s Notice is other than cash. If part or all of the consideration to be paid for the First Offer Shares as stated in the Seller’s Notice is other than cash, the price stated in such Seller’s Notice shall be deemed to be the sum of the cash consideration, if any, specified in such Seller’s Notice, plus the Fair Market Value of the non-cash consideration. The Fair Market Value of the non-cash consideration shall be determined by a Valuation Firm selected by the General Partner in good faith, and such Valuation Firm shall be engaged and paid by the Partnership. The determination of Fair Market Value by such Valuation Firm (or, if such Valuation Firm determines a range of Fair Market Values, the mid-point of such range) shall be final and binding on the Transferring Partner and the ROFO Holder; provided, that, in the event of a disagreement with the determination of Fair Market Value, the Transferring Partner may elect to withdraw the Transfer of the First Offer Shares.

e.             The closing of the Transfer of the First Offer Shares under this Paragraph 5 will be held at any location agreed to by the Transferring Partner and the

ROFO Holder purchasing the First Offer Shares and on a mutually acceptable date not more than 120 days after the ROFO Holder delivers a First Offer Notice. At any closing contemplated by this Paragraph 5, in consideration of the receipt of the purchase price in immediately available funds, the Transferring Partner shall Transfer to the ROFO Holder all right, title and interest in and to the First Offer Shares, free and clear of all liens, and, at the request of the ROFO Holder, shall execute all other documents and take other actions as may be reasonably necessary or desirable or requested to effectuate the Transfer of the First Offer Shares and to carry out the purposes of this Agreement, including making certain customary representations and warranties.

f.             Notwithstanding anything contained in this Paragraph 5 to the contrary, there shall be no liability on the part of the Transferring Partner to the ROFO Holder if the Transfer of First Offer Shares pursuant to this Paragraph 5 is not consummated for any reason, it being understood and agreed that whether to effect a Transfer of First Offer Shares by the Transferring Partner to a Proposed Transferee is in the sole and absolute discretion of such Transferring Partner.

6.             Tag-Along Rights.

a.             If any Transferring Partner proposes to Transfer any of its OMH Shares to any Person (other than in a Permitted OMH Share Transfer) (such transaction, a “Tag-Along Sale”), the Transferring Partner shall provide to the other Partners notice of the terms and conditions of such proposed Transfer (the “Tag-Along Notice”), which notice may also be given concurrently with the Seller’s Notice, and offer such other Partners the opportunity to participate in such Transfer with respect to their respective OMH Shares, in accordance with this Paragraph 6(a) (each such electing Limited Partner, a “Tagging Holder”) by including in the proposed Transfer a percentage of OMH Shares held by each such Tagging Holder that is equal to the percentage representing the fraction, (x) the numerator of which equals the number of OMH Shares that the Transferring Partner is selling in such Tag-Along Sale and (y) the denominator of which is the total number of OMH Shares directly held at the time of the Tag-Along Notice by the Transferring Partner. For the avoidance of doubt, no Tagging Holder may (i) Transfer a greater percentage of its OMH Shares than the Transferring Partner is Transferring in the aggregate or (ii) Transfer a class Voting Stock of OMH different than the Transferring Partner.

b.             The Tag-Along Notice shall identify the consideration for which the Transfer is proposed to be made, and all other material terms and conditions of the Tag-Along Sale, including the form of the proposed agreement, if any.

c.             From the date of its receipt of the Tag-Along Notice, each Tagging Holder shall have the right (a “Tag-Along Right”), exercisable by written notice (the “Tag-Along Response Notice”) given to the Transferring Partner within the later of (i) the expiration of the First Offer Notice Deadline, if the Tag-Along Notice is given concurrently with the Seller’s Notice, and (ii) 20 Business Days after its receipt of the Tag-Along Notice (the “Tag-Along Notice Period”), to request that the Transferring

Partner include in the proposed Transfer such number of OMH Shares held by such Tagging Holder as permitted by this Paragraph 6(c).

d.             Each Tag-Along Response Notice shall include wire transfer instructions for payment of the purchase price for the OMH Shares to be Transferred in such Tag-Along Sale and a limited power-of-attorney authorizing the Transferring Partner to Transfer such Tagging Holder’s OMH Shares that are subject to the Tag-Along Sale at a price and on terms set forth in the Tag-Along Notice. Delivery of the Tag-Along Response Notice to the Transferring Partner shall constitute an irrevocable exercise and acceptance of the Tag-Along Right by such Tagging Holder. Each Tagging Holder shall promptly execute all other documents required to be executed in connection with such Tag-Along Sale.

e.             If, within 120 days after delivery of the Tag-Along Response Notice, the Transferring Partner has not completed the Transfer of its OMH Shares on the same terms and conditions (at least no more favorable to the Transferring Partner) set forth in the Tag-Along Notice, the Transferring Partner shall (i) return to each Tagging Holder any documents in the possession of the Transferring Partner executed by the Tagging Holders in connection with the proposed Tag-Along Sale and (ii) not conduct any Transfer of its OMH Shares without again complying with this Paragraph 6.

f.             Concurrently with the consummation of the Tag-Along Sale, the Transferring Partner shall (i) notify the Tagging Holders of the consummation of such Tag-Along Sale, (ii) remit to each Tagging Holder the total consideration for the OMH Shares that such Tagging Holder had Transferred pursuant to the Tag-Along Sale and (iii) promptly after the consummation of the Tag-Along Sale, furnish such other evidence of the completion and the date of completion of such Transfer and the terms thereof as may be reasonably requested by the Tagging Holders.

g.             If, at the termination of the Tag-Along Notice Period, any Limited Partner has not elected to participate in the Tag-Along Sale, such Limited Partner shall be deemed to have waived its rights under this Paragraph 6 with respect to the Transfer of its OMH Shares pursuant to such Tag-Along Sale.

h.             In connection with a Tag-Along Sale, each Tagging Holder who exercises Tag-Along Rights will execute such documents, and make such representations, warranties, covenants and indemnities, as are (and when) executed and made by the Transferring Partner; provided, that any such indemnification or similar obligations will be apportioned among the Limited Partners participating in the Tag-Along Sale pro rata based on the net proceeds received by them, other than with respect to representations made individually by a Limited Partner (e.g., as to such Limited Partner’s title to the applicable Securities and the Transfer of such Securities free and clear of all liens, and with respect to such Limited Partner’s existence, power and authority to effect such Transfer, the due execution and enforceability of the relevant documents against such Limited Partner, the absence of conflicts or required consents, absence of litigation with respect to such Limited Partner relating to such transaction and absence of obligations with respect to brokers’ fees); provided, further, that no Limited Partner shall be obligated to enter into, or agree to, any indemnification obligations in excess of the net proceeds actually received by such Limited Partner in such Tag-Along Sale. In connection with a Tag-Along Sale, each participating Limited Partner will also (A) consent to and raise no objections against the Tag-Along Sale or the process pursuant to which the Tag-Along Sale was arranged, (B) waive any dissenter’s rights and other similar rights, (C) take all actions reasonably required or desirable or requested by the Transferring Partner to consummate such Tag-Along Sale and (D) comply with the terms of the documentation relating to such Tag-Along Sale. In connection with a Tag-Along Sale, the General Partner will use commercially reasonable efforts to, and shall cause the Partnership to, take all actions reasonably necessary and appropriate to facilitate such Tag-Along Sale. Notwithstanding anything contained in this Paragraph 6 to the contrary, the rights and obligations of any applicable Limited Partner to participate in a Tag-Along Sale are subject to the following rights and conditions:

i.              upon the consummation of such Tag-Along Sale, all of the Limited Partners participating therein will receive the same form and amount of consideration per OMH Share, and, except for such consideration, neither the Transferring Partner nor the Tagging Holder (each, a “Participating Holder”) will receive any other payments of any nature whatsoever from the Transferee in connection with or arising from the Tag-Along Sale; and

ii.             no Participating Holder (other than the Transferring Partner) shall be obligated to pay any expenses incurred in connection with any unconsummated Tag-Along Sale, and each Participating Holder shall be obligated to pay only its pro rata share (based on the proceeds received from such Tag-Along Sale) of expenses incurred in connection with a consummated Tag-Along Sale to the extent such expenses are incurred for the benefit of all such Participating Holders and are not otherwise paid by the Partnership.

i.              The consummation of any proposed Tag-Along Sale (in whole or part) shall occur in the sole discretion of the Transferring Partner, who shall have no liability or obligation whatsoever to any other Partner participating therein in connection with the negotiation of, structuring, restructuring and cancellation (in whole or part) of such Tag-Along Sale (it being understood that any consummation or cancellation in part shall apply proportionally with respect to the Transferring Partner and all Tagging Holders).

7.             Provisions Relating to OMH Transfers and Sales.

a.             Except in connection with a potential acquisition of OMH that, if consummated, would meet or exceed a rate of return threshold otherwise agreed by the Partners, the Värde Partner shall have the right not to participate in any Transfer of OMH Shares by the Partnership. In the event the Partnership proposes to Transfer any OMH Shares owned by it, the Partnership shall provide written notice thereof to the Värde Partner at least seven Business Days prior to the date on which the Partnership proposes to consummate such Transfer. The Värde Partner may, within seven Business Days of receipt of the notice described in the immediately preceding sentence, make an OMH Share Request, and the Partnership, upon receipt of any such OMH Share Request and prior to consummating such proposed Transfer, shall distribute the corresponding number of OMH Shares in-kind to the Värde Partner.

b.             In the event of a potential acquisition of OMH or of all or substantially all of its assets that, if consummated, would not meet or exceed a rate of return threshold otherwise agreed by the Partners, the General Partner shall take all actions necessary to cause the Partnership to vote or tender in any tender offer, as applicable, a number of OMH Shares owned by the Partnership equal to the aggregate number of such shares owned by the Partnership multiplied by the Percentage Interest of the Värde Partner (based on Units and other Partnership Interests designed to track the OMH Shares attributable to the Värde Partner) in the manner directed by the Värde Partner.

8.             Construction.

a.             The headings and subheadings in this Agreement are included for convenience and identification only and are in no way intended to describe, interpret, define, expand or limit the scope, extent or intent of this Agreement or any provision hereof.

b.             Except when the context requires otherwise, any reference in this Agreement to a singular number shall include the plural and vice versa.

c.             Except when the context requires otherwise, the use herein of the masculine, feminine and neuter forms shall also denote the other forms.

d.             Derivative forms of defined terms will have correlative meanings.

e.             All references herein to Paragraphs shall be deemed to be references to paragraphs of this Agreement unless the context shall otherwise require.

f.             The words “include,” “includes” and “including” shall be deemed to be followed by the phrase “without limitation.”

g.             A reference to any Person to this Agreement or any other agreement or document shall include such Person’s predecessors, successors and permitted assigns.

h.             All accounting terms not defined in this Agreement shall have the meanings determined by GAAP.

i.              The words “hereof,” “herein” and “hereunder” and words of similar import, when used in this Agreement, shall refer to this Agreement as a whole and not to any particular provision of this Agreement.

j.              The word “or” shall be disjunctive but not exclusive.

k.             Unless otherwise expressly provided herein, any agreement, instrument, law or statute defined or referred to herein means such agreement, instrument, law or statute as from time to time amended, modified or supplemented, including (in the case of agreements or instruments) by waiver or consent and (in the case of laws or statutes) by succession of comparable successor laws or statutes and references to all attachments thereto and instruments incorporated therein and, in the case of any law or statute, includes any rules or regulations promulgated thereunder.

l.              The parties hereto have participated jointly in the negotiation and drafting of this Agreement. If an ambiguity or question of intent or interpretation arises, this Agreement will be construed as if drafted jointly by the parties and no presumption or burden of proof will arise favoring or disfavoring any party because of the authorship of any provision of this Agreement.

9.             Amendments; Waivers.

a.             The General Partner may amend this Agreement without the consent of the Limited Partners; provided, however, that (a) no such amendment shall adversely affect the Limited Partners (as a whole) in any material respect, (b) any such amendment that disproportionately and adversely affects any one or multiple Limited Partners by comparison to other Limited Partners shall require the prior written consent of such affected one or multiple Limited Partners and (c) any amendment that affects the terms of Paragraphs 2, 3, 4, 5, 6, 7 or 9(a) in a manner that is materially adverse to any one or multiple Limited Partners shall require the prior written consent of a majority in interest of the applicable Limited Partners. Without limiting the generality of the foregoing, (i) any modification or amendment that would result in a dollar increase in the commitment of any Limited Partner to contribute capital hereunder or (ii) any adverse modification or amendment to the contribution obligations or distribution rights of any Limited Partner, or any other express rights of such Limited Partner, shall, in each case, require the consent of the applicable Limited Partner.

b.             Any waiver of any provision of this Agreement must be in writing by the party granting such waiver.

10.          Governing Law. This Agreement and all claims or causes of action (whether in contract or tort, in law or in equity, or granted by statute or otherwise) that may be based upon, arise out of or relate to this Agreement, or the negotiation, execution, termination, validity, interpretation, construction, enforcement, performance or nonperformance of this Agreement or otherwise arising from the transactions contemplated hereby or the relationship among the parties (including any claim or cause of action based upon, arising out of or related to any representation or warranty made in or in connection with, or as an inducement to enter into, this Agreement) (collectively, the “Related Claims”) shall be governed by the internal laws of the State of Delaware, without giving effect to any choice of conflict of law principles or rules that would cause the application of the laws of any other jurisdiction.

11.         Submission to Jurisdiction. The parties hereto hereby irrevocably submit to the exclusive jurisdiction of the Court of Chancery of the State of Delaware (or, if the Court of Chancery of the State of Delaware declines to accept jurisdiction over a particular matter, any federal court within the State of Delaware, or, if no federal court in the State of Delaware accepts jurisdiction, any state court within the State of Delaware) over all Related Claims, and each party hereby irrevocably agrees that all Related Claims may be heard and determined in such courts. The parties hereby irrevocably and unconditionally waive, to the fullest extent permitted by applicable law, any objection which they may now or hereafter have to the laying of venue of any such Related Claim brought in such court or any defense of inconvenient forum for the maintenance of such dispute. Each of the parties hereto agrees that a judgment in any such dispute may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law.

12.         Counterparts; Effectiveness. This Agreement may be executed in any number of counterparts, which may be by facsimile, email or other electronic means, each of which shall be deemed to be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument. This Agreement shall become effective when each party hereto and thereto shall have received counterparts hereof and thereof signed by all of the other parties hereto and thereto. After its effectiveness, this Agreement shall terminate (a) as to any Partner, upon the date when such Partner (together with its Affiliates) owns no issued and outstanding Units or (b) upon a written agreement by the Partners to terminate this Agreement.

[Signature page follows.]

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first written above.

GENERAL PARTNER:

APOLLO UNIFORM GP, LLC

By:	/s/ Laurie D. Medley
Name: Laurie D. Medley
Title: Vice President

Letter Agreement

Signature Page

LIMITED PARTNERS:

UNIFORM INVESTCO LP

By:	Uniform InvestCo GP LLC, its general partner

By:	Värde Partners, Inc., its manager

By:	/s/ Aneek Mamik
Name: Aneek Mamik
Title: Senior Managing Director

Letter Agreement

Signature Page

UNIFORM CO-INVEST, L.P.

By: Apollo Uniform GP, LLC, its general partner

By:	/s/ Laurie D. Medley
Name: Laurie D. Medley
Title: Vice President

Letter Agreement

Signature Page

APOLLO VIII UNIFORM INVESTOR, L.P.

By: Apollo Uniform GP, LLC, its general partner

By:	/s/ Laurie D. Medley
Name: Laurie D. Medley
Title: Vice President

Letter Agreement

Signature Page

APOLLO STRUCTURED CREDIT RECOVERY MASTER FUND IV LP

By: Apollo Structured Credit Recovery Advisors IV LLC, its General Partner

By:	/s/ Joseph D. Glatt
Name: Joseph D. Glatt
Title: Vice President

Letter Agreement

Signature Page